Ben J S Mathews Group Company Secretary 12 March 2017 Dear Mark, Appointment as non-executive Director and Group Chairman designate This letter together with any further documents referred to herein and any separate letter(s) confirming your appointment to any Board committee(s}, together with the Articles of Association of HSBC Holdings pie as amended from time to time (the "Articles"), set out the terms of your appointment as a non-executive Director and the Group Chairman designate of HSBC Holdings pie ("the Company"). It is agreed between us that this is a contract for services and not a contract of employment and you further confirm that you are not subject to any restrictions which prevent you from holding office as a Director and the role of non-executive Group Chairman in due course. The office of non-executive director and Group Chairman designate will be held in accordance with and subject to the Articles as amended from time to time and nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a Director of the Company ("Director"). 1. Appointment 1.1 Subject to the provisions of this letter and the Articles, your appointment as non-executive Director and Group Chairman designate is for an initial term of three years commencing 1 September 2017 with your role as Group Chairman being effective on 1 October 2017. 1.2 You will be expected to serve at least two three-year terms. Notwithstanding this expectation (and any other mutual expectation) please note that there is no right to re-appointment as a Director by the Board, either annually or at the expiry of any term of appointment. 1.3 Your appointment and continued appointment is subject to a number of conditions.

2 Firstly, your initial approval and continued approval by the Prudential Regulation Authority ("PRA") and Financial Conduct Authority ("FCA") as a Senior Manager (SMF7). Secondly, the obligations in relation to your roles and duties, as set out in paragraphs 4 to 9 of this letter, as amended from time to time. Thirdly, your election and subsequent re-elections by shareholders at Annual General Meetings ("AGM"). During the term or terms of your appointment as a non-executive Director, subject to HSBC Holdings plc Level 41. 8 Canada Square. London E14 5HQ Tel: 020-7991 0588 fax: 020-7991 4639 Registered in England number 617987. Registered Office: 8 Canada, Square, London E14 5HQy the approval of the Board, you will need to stand for election and, thereafter, re-election at each AGM. If shareholders do not elect or re-elect you as non-executive Director (whether as Group Chairman or otherwise), your appointment will terminate automatically, with immediate effect and without any compensation being due or payable to you. Fourthly, you consenting to the Company routinely undertaking vetting of you on the same basis as it does now or in the future for other individuals holding similar positions to you and any necessary approval by the FCA and PRA and/or any other relevant regulatory body being in place prior to the commencement of your appointment and, thereafter, remaining in place for the duration of the appointment. Fifthly, your continued satisfactory performance and conduct as determined by the Board which can terminate your appointment with immediate effect if in its reasonable opinion it considers that your performance or conduct falls below the level expected of someone in your position and, having been given notice of such concerns, you fail to rectify (where such rectification is considered by the Board to be possible) your performance or conduct to the Board's satisfaction. 1.4 Without prejudice to any other provision of this letter, your appointment may be terminated before the expiry of any term or successive term, by either of us giving to the other three months' prior written notice to expire at any time. Your appointment may also be terminated in accordance with the Articles, as referred to above, and any relevant statutory provisions relating to the removal of directors. 1.5 On termination of your appointment, you shall immediately, at the request of the Company, resign from all offices held by you in or on the Board or in any Group Company (defined below) or on any of their respective committees including your future role as non-executive Group Chairman. 1.6 If at any time there are matters which arise to cause you concern about your role, you should discuss them with the Senior Independent Director (defined below) or the Group Company Secretary (defined below). If you have any concerns which cannot be resolved. and you choose to resign for that, or any other reason, you should provide an appropriate written statement to the Senior Independent Director or the Group Company Secretary for circulation to the Board.

3 2. Additional roles/functions 2.1 It is expected that in future, consistent with holding the role as non-executive Group Chairman, you will chair the Group Nomination Committee, subject to the terms of reference of that committee. You may additionally be invited to serve on more committees of the Board from time to time. Any such appointment will be covered in a future separate communication 3. Time commitment 3.1 In your future role as non-executive Group Chairman. we anticipate a time commitment of not less than four days per week although this may be greater at the outset and at times of heightened corporate activity. You are expected to devote such time as is necessary for the proper performance of your duties. The time commitment is subject to periodic review and (if needed) adjustment by the Board. Time devoted to the Company could be considerably more at times, on ad-hoc matters. You will be expected to perform your role at the Company's head office in Canary Wharf, although you will also be required to travel as necessary for the proper performance of your duties. 3.2 By accepting this appointment and intended future role, you have confirmed that, taking into account any other commitments, you are able to allocate sufficient time to meet the expectations of your role. You may not hold nor accept any other directorship or other role or accept any additional or changed commitment with any other company or other third party (whether inside or outside the HSBC Group) without the prior written consent of the Senior Independent Director or the Group Company Secretary on behalf of the Board. 4. Role and duties 4.1 The Board as a whole is collectively responsible for the success of the Company. The Board: (a) provides leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed; (b) sets the Company's strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives and reviews management performance; and (c) sets the Company's values and standards and ensures that its obligations to its shareholders and others are understood and met. 4.2 You shall perform your duties (whether statutory, regulatory, fiduciary or common law) faithfully, efficiently and diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience. 4.3 As the non-executive Group Chairman you will be required to provide effective leadership of the Board of the Company. You will not be responsible for executive matters regarding the Group's business, but your principal duties and responsibilities will be:

4 (a) ensuring effective Board leadership; (b) developing and maintaining strong external regulatory and political relationships, as well as relationships with shareholders and others considered material to the business of the Group; (c) ensuring Board, committee and director development and evaluation; and (d) promoting the highest standard of corporate governance. 4.4 As a non-executive Director you shall exercise your powers regard to relevant obligations under prevailing law and regulation in the UK and other relevant jurisdictions, including (without limitation} the Companies Act 2006, as amended, the Financial Services (Banking Reform) Act 2013, the UK Corporate Governance Code, the UK listing Authority's Listing, Prospectus and Disclosure & Transparency Rules, Part 9 of the Financial Services and Markets Act 2000, the Hong Kong Corporate Governance Code, the listing Rules of the Stock Exchange of Hong Kong limited and US securities laws. 4.5 You shall have particular regard to the statutory statement of seven general duties of directors as set out in the Companies Act 2006, as amended (whether acting through the Board, a committee of the Board or under delegated authority). 4.6 You shall immediately report to the Group Chief Executive Officer, Senior Independent Director or the Group Company Secretary your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or Director of which you become aware. 4.7 Unless specifically authorised to do so by the Board, you shall not enter into any legal or other commitment or contract on behalf of the Company. 4.8 As a non-executive Director holding a Senior Management Function you are required to: (i) be aware of those activities for which you have responsibility; (ii) comply with all regulatory requirements applicable to you and, in particular, with the Group's standards and policies (as amended or added to from time to time}; and (iii) maintain and evidence at all times your fitness and propriety to perform your Senior Management Function. 4.9 You are required to comply with any and all conduct rules which are from time to time issued by the PRA and/or FCA and which are applicable to your role as a non-executive Director and/or Senior Management Function. In accordance with its regulatory obligations, HSBC may be required to report to the regulators any actual or suspected breaches of any conduct rules. 4.10 Whenever all or part of your Senior Management Function is transferred to another person. you must provide such assistance as is required for you and HSBC to meet regulatory requirements, whether such assistance is reasonably required before or after the termination of your appointment.

5 4.11 It is essential that you do whatever is required to ensure you are granted regulatory approval and do nothing which could cause you to lose it. This is particularly important as if you are not granted or if you lose Senior Manager status, fit and proper status and/or any other regulatory approval which you may need, then your appointment may be terminated with immediate effect. 4.12 You will be required to comply with your supervisory and other regulatory responsibilities as set out in HSBC's Management Responsibility Map and also in your own Statement of Responsibilities. Whilst these documents are not contractual and may be amended by HSBC, you are required to comply with them at all times. 5. Fees and expenses 5.1 You will be paid a fee of £1,500,000 gross per annum. No other fees will be payable in respect of your chairmanship of the Group Nomination Committee or any other committee. 5.2 In line with the Directors' remuneration policy, the fee of the non-executive Group Chairman will be reviewed by the Group Remuneration Committee annually to assess whether it remains competitive and appropriate. 5.3 All fees will be paid in approximately equal monthly instalments in arrears and are subject to income tax, national insurance and any and all other relevant statutory deductions. 5.4 The Company will reimburse you for all reasonable and properly documented business related travel and expenses you incur in performing the duties of your office, in line with the expenses framework for non-executive directors applicable to the Group Chairman of the Company. Specifically, the Company will make available to you; (1) a Company car and driver available whenever you are performing duties for the Group; (2) an office available for you at the Company's Canary Wharf office; and (3) appropriate secretarial support at that office (and any other which you are required to travel to) throughout the appointment. 5.5 You will also receive a one-time mobility benefit of GBP 300,000 gross payable within 30 days of the commencement of your appointment. This will cover any and all mobility expenses related to your relocation from Hong Kong to London including accommodation, shipping, personal flights and any other associated costs of the move. In the event that, on or prior to 31 December 2017, you terminate your appointment with the Company for any reason other than death or illness. you agree that you will repay the net value of this sum as received by you in full. 5.6 Upon termination of your appointment with the Company (for whatever reason), you shall only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred prior to that date. 6. Independence and outside interests 6.1 The Board has determined you to be independent pursuant to provision B.1.1 of the UK Corporate Governance Code.

6 6.2 It is accepted and acknowledged that you have and/or will have business interests other than those of the Company. In accordance with your duty to avoid conflicts of interest. by signing the duplicate copy of this letter, you confirm that: (a) you have disclosed to the Senior Independent Director or the Group Company Secretary the significant commitments you have outside your role at the Company; (b) you have declared to the Senior Independent Director or the Group Company Secretary any potential conflicts that are apparent at present; and (c) you are not aware of any circumstances arising out of your dealings with any other person or entity of any matter that might reasonably be expected to lead to reputational risk for the Company and/or the Group given your role as Group Chairman. 6.3 In the event that you become aware of any further potential or actual conflicts of interest or circumstances which could lead to reputational risk for the Company and/or the Group, you shall disclose these to the Senior Independent Director or the Group Company Secretary as soon as apparent and the agreement of the Board will have to be sought. A copy of the conflicts of interest policy of the Company will be sent to you. 7. Confidentiality 7.1 As a non-executive Director you are required to maintain strict confidentiality with regard to any and all matters of a confidential nature concerning the Company and the Group, including in relation to any such information provided to you prior to the commencement of your appointment. Save as required by law, you must not disclose any confidential information to any third party or use such information for your own or a third party's benefit either during your appointment or following termination (for whatever reason) without the prior written consent of the Group Chief Executive Officer or the Senior Independent Director or the Group Company Secretary. Where you consider you have a legal obligation to disclose confidential information you will, to the extent possible, first discuss this with the Group Chief Executive Officer or the Senior Independent Director or the Group Secretary prior to any such disclosure. 7.2 In the event that you are asked to undertake any duties on behalf of the Company or the Group prior to the commencement of your appointment, you will ensure that undertaking such duties will not amount to a breach of any obligation that you continue to owe to any third party or to any conflict of interest. If you believe such a breach may occur or that there may be a conflict of interest, you will immediately disclose this and discuss it with the Senior Independent Director or the Group Company Secretary. 8. Inside information and dealings in the Group securities 8.1 Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of inside information. Consequently, you should avoid making any statements that might risk a breach of these requirements. More details will be sent to you in the Memorandum for Directors or other communications from time to time. 9. Share interests and disclosure

7 9.1 As a Director, you must comply with all applicable laws, regulations and rules on the disclosure of the interests and transactions of Directors and their connected persons in shares and other securities of Group Companies. More details will be sent to you from time to time. 9.2 You are expected to comply with the Company's shareholding guidelines regarding the minimum shareholding level to be built up by a non-executive Director within a period of time. The guidelines (a copy of which will be provided to you) may be reviewed and updated by the Board from time to time. The current expectation is for non-executive Directors to build up a shareholding of 15,000 HSBC Holdings shares within 5 years of the commencement of your appointment, but this may be reviewed and (if needed) adjusted from time to time. 10. Induction and training 10.1 Immediately after your appointment, the Company will provide a comprehensive, formal and tailored induction. You will be expected to make yourself available for the purposes of the induction. The Group Company Secretary will be in touch with further details. 10.2 On an ongoing basis, the Company will make arrangements for you to develop and refresh your skills and knowledge in areas which are identified as being likely to be required, or of benefit to you, in carrying out your duties effectively. You should endeavour to make yourself available for any relevant training sessions which may be organised for the Board. 11. Review process 11.1 The performance of individual Directors and the whole Board and its committees is evaluated annually. 12. Insurance and indemnity 12.1 The Company maintains directors' and officers' liability insurance for its Directors and officers and intends to maintain such cover for the full term of your appointment. There is also an indemnity under the Company's Articles and a deed poll executed in favour of each present and future Director. A summary of the directors' and officers' liability insurance policy document and details of the provisions for indemnification under the Articles and deed poll will be sent to you. 13. Independent professional advice 13.1 Circumstances may occur when it will be appropriate for you to seek advice from independent advisers at the Company's expense. The Board policy under which Directors may obtain such independent advice will be provided to you. The Company will reimburse the full cost of expenditure incurred by you in accordance with the policy in force from time to time. 14. Intellectual property 14.1 You may make inventions or create other intellectual property during the appointment and the provision of your services to the Company. In this respect you have a special responsibility to further the interests of the Company and the Group given your position at the Company. In recognition of your position and responsibility, you acknowledge and agree that

8 any invention, improvement, design, process, information, copyright work, trade mark, trade name or get-up or any other intellectual property (together the "Intellectual Property") made, created or discovered by you during the appointment (whether capable of being patented or registered or not) in conjunction with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in the Company or any Group Company or in connection therewith shall be immediately disclosed to the Company and shall belong to and be the absolute property of the Company or such Group Company as the Company may direct. 14.2 Paragraph 14.1 shall only apply to the extent that any invention was made by you in the course of the provision of your services. 15. Data protection 15.1 By signing this letter you consent to the Company holding and processing data about you for legal, personnel, administrative and management purposes and in particular the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to you including, as appropriate: (a) information about your physical and mental health or condition in order to monitor any sickness absence and take decisions as to your fitness to perform your duties; or (b) your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or (c) information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties. 15.2 You consent to the Company making such information available to any of its Group Companies, those who provide products or services to the Company (such as advisers), regulatory authorities, governmental or quasi-governmental organisations and potential purchasers of the Company. You also consent to the transfer of such information outside of the European Economic Area. 16. Return of property 16.1 Upon termination of your appointment with the Company (for whatever reason), you shall deliver to the Company all notes, memoranda, lists of customers and suppliers and employees, correspondence, computer, blackberry, mobile telephone, tablet and other discs and tapes, data listings, codes, designs and drawings notes. documents, records, papers or other documents and material whatsoever (whether made or created by you or otherwise) which may be in your possession or under your control, and which relate in any way to the business affairs of the Company, and you shall not retain any copies thereof. If required to do so you will confirm in writing that you have complied with the obligation and that you have permanently and irrevocably deleted any copy documents in your possession from any computer and other system (including but not limited to mobile telephone or tablet) in your possession or control.

9 17. Entire agreement 17.1 This letter together with any further documents referred to herein and any separate letter(s) confirming your appointment to any Board committee(s), together with the Articles, constitute the entire terms and conditions of your appointment and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter. 18. Rights of third parties 18.1 Each Group Company shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the rights bestowed on it by this letter. The consent of a Group Company is not required to amend any of the terms of this letter. Except as set out in this paragraph, a person who is not a party to this letter may not enforce any of its provisions under the Contracts (Rights of Third Parties) Act 1999 19. Governing Law 19.1 Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales. You and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this appointment or its subject matter or formation (including non-contractual disputes or claims). 20. Definitions "Board" means the Board of Directors for the time being of HSBC Holdings pie or, as the context permits, any committee of the Board (including the Group Management Board) to which powers have been properly delegated or such person or persons designated by the Board from time to time as its representative for the purposes of this letter of appointment; "Group" means (1) HSBC Holdings pie and any entity which from time to time is a holding company of HSBC Holdings pie or a subsidiary of HSBC Holdings pie or of any such holding company; and (2) any entity over which from time to time any of the entities defined in paragraph (1) of this definition either directly or indirectly exercises management control, even though it may own less than fifty per cent (50%) of the shares and is prevented by law from owning a greater shareholding, and "Group Company” and "Group Companies” shall be construed accordingly; "Group Chariman" means the non-executive Group Chairman of HSBC Holdings plc from time to time; "Group Chief Executive Officer" means the Group Chief Executive Officer of HSBC Holdings plc from time to time; "Group Company Secretary" means the Group Company Secretary of HSBC Holdings plc from time to time;

10 "Senior Independent Director" means the senior independent non-executive Director of the Company from time to time. Please indicate your acceptance of these terms by signing and returning the attached copy of this letter to me at 41/F, 8 Canada Square. Canary Wharf. London E14 5HQ, UK. Yours sincerely Ben J S Mathews Group Company Secretary HSBC Holdings plc I confirm and agree to the terms and conditions of my appointment as a non-executive Director and Group Chairman designate of HSBC Holdings plc as set out in this letter.